Exhibit 99.1

NEWS RELEASE For more information, contact:

Paul D. Borja Executive Vice President / CFO (248) 312-2000
FOR IMMEDIATE RELEASE

Flagstar Bancorp, Inc. Announces Pricing of Common Stock Offering
TROY, Mich., March 26, 2010 — Flagstar Bancorp, Inc. (NYSE: FBC) (the “Company”), the holding company for Flagstar Bank, FSB (the “Bank”), announced today that it has priced a public offering of 500 million shares of common stock to the public at $0.50 per share for total gross proceeds of approximately $250.0 million. The Company expects to close the sale of the shares of common stock on March 31, 2010, subject to customary closing conditions. The underwriters will have a 30-day option to purchase up to an additional 75 million shares of common stock from the Company at the offering price, less underwriters’ discounts and commissions solely to cover over-allotments. The public offering is being underwritten by Sandler O’Neill & Partners, L.P., as book-running manager, and Keefe, Bruyette & Woods, Inc., as co-manager.
The Company has filed a preliminary prospectus supplement to its already effective registration statement with the SEC for the offering to which this communication relates. Before investing, prospective investors should read the preliminary prospectus supplement and related prospectus and other documents that the Company files with the SEC for more complete information about the Company and the offering. Investors may obtain these documents without charge by visiting EDGAR on the SEC website at http://www.sec.gov. Alternatively, copies of the prospectus relating to the offering may be obtained from Sandler O’Neill & Partners, L.P., 919 Third Avenue, 6th Floor, New York, NY 10022, (866) 805-4128.
The Company is a savings and loan holding company headquartered in Michigan with $14.0 billion in total assets as of December 31, 2009. At December 31, 2009, the Company operated 165 banking centers in Michigan, Indiana and Georgia and 23 home loan centers in 14 states and originates residential mortgage loans nationwide.
This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties, including but not limited to the risk that, because of business, economic or market conditions or for any other reasons within or outside of the Company’s discretion, the offering may not be consummated. In addition to the risks and uncertainties identified above, reference is also made to other risks and uncertainties detailed in reports filed by the Company with the SEC. The Company cautions that the foregoing risks and uncertainties are not exclusive.